Exhibit 10.4

BICYCLE THERAPEUTICS LIMITED

SHARE OPTION CONTRACT

THIS SHARE OPTION CONTRACT is made the                                      BETWEEN:

(1)                                 BICYCLE THERAPEUTICS LIMITED, registered in England and Wales with number 11036004, whose registered office is at Building 900, Babraham Research Campus, Babraham, Cambridge CB22 3AT (the “Company”); and

(2)                                                                                                              (the “Option Holder”)

1.                                      INTERPRETATION

1.1                               In this Share Option Contract:-

“Accountants”	means the Company’s accountants from time to time

“Acquiring Company”	means a company which has acquired Control of the Company

“Admission”

means the first occasion on which ordinary shares in the capital of the Company are admitted to the Official List of the UK Listing Authority or to trading on AIM or permission is given for them to be traded on any other share market approved for this purpose by the holders of a majority of the Ordinary Share Capital

“Agent”	means the person acting as the Option Holder’s agent under Clauses 5 or 10

“AIM”	means a market operated by London Stock Exchange plc known as AIM

“Articles”	means the articles of association of the Company for the time being in force

“Assets Sale”	means the consummation of the transactions contemplated by an unconditional agreement being entered into for the sale of the whole or substantially the whole of the trade and assets of the Group

“Bad Leaver”

means an Option Holder (i) whose employment or consultancy is terminated by the Company or any Group Company as a result of the breach by the Option Holder of any Restrictive Covenants (as defined in the Articles) in such Option Holder’s employment or consultancy agreement, (ii) who breaches any Restrictive Covenants in such Option Holder’s employment or consultancy agreement after the Option Holder’s employment or consultancy is terminated or (iii) whose employment is terminated for Cause as defined in the Option Holder’s employment agreement with the Company or any group member or, if no such agreement exists, as defined under applicable law

Code	means the United States Internal Revenue Code of 1986, as amended

“Control”	has the meaning given in Section 1124 of the CTA

“CTA”	means the Corporation Tax Act 2010

“Date of Grant”	means

“Directors”	means the board of directors of the Company or a duly authorized committee of the directors

“Electronic Communication”	has the meaning given in section 15 of the Electronic Communications Act 2000 (but excluding mobile telephone text messages)

“Exchange Options”

means the grant to the Option Holder, in consideration of the release of his rights under this Share Option Contract (the “Old Rights”) of rights to acquire shares in an Acquiring Company or a company which has control of an Acquiring Company or either is, or has control of, a company which is a member of a consortium owning either an Acquiring Company or a company having control of an Acquiring Company, being rights which are

(a)     in the opinion of the Company, substantially equivalent in value to the Old Rights (disregarding the fact that the Option may not then have become vested in respect of all of the Option Shares) and

(b) on terms approved by the Company

“Exercise Price”	means the price per Ordinary Share payable upon the exercise of an Option as specified in Clause 2.1

“Group”	means the Company and any company which is a Subsidiary of the Company and references to a “Group Company” shall be construed accordingly

“HMRC”	means HM Revenue & Customs

“Option Shares”	means the Ordinary Shares over which an Option subsists

“Option Tax Liability”

means the withholding taxes (including, without limitation, federal, state, local, and foreign income, employment, and other tax withholding) required, in the Company’s sole judgment, to be collected or withheld in relation to the grant, vesting, exercise, assignment or release of the Option or the acquisition of Ordinary Shares pursuant to this Share Option Contract

“Option”	means a right to acquire Ordinary Shares granted pursuant to and in accordance with the terms of this Share Option Contract and which has not lapsed nor ceased to be exercisable

“Option Holder”	means the person who has been granted the Option or, if that person has died, and, where the context requires, his Personal Representatives

“Option Holder’s Employer”

means such member of the Group as is or, if the Option Holder has ceased to be employed within the Group, was the Option Holder’s employer or such other member of the Group or other person as, under any statutory or regulatory enactment (whether in the United Kingdom or otherwise), is obliged to account for any Option Tax Liability

“Ordinary Share Capital”	means the issued ordinary share capital of the Company other than fixed-rate preference shares

“Ordinary Shares”	means fully-paid Ordinary Shares in the capital of the Company

“Personal Representatives”

means, in relation to an Option Holder, the legal Personal Representatives of the Option Holder (being either the executors of a will to whom a valid grant of probate has been made or, if the Option Holder dies intestate, the duly appointed administrator(s) of the Option Holder’s estate) who have produced to the Company evidence of their appointment

“Remuneration Committee”	means the remuneration committee of the board of directors of the Company

“Share Option Contract”	means this agreement

“Subsidiary”	means any company which is for the time being a subsidiary (as defined in Section 1159 and Schedule 6 of the Companies Act 2006) of the Company, under the Control of the Company

“Trade Sale”

means holders of the Ordinary Shares completing the sale of the whole of the Ordinary Share Capital (other than for the purposes of an internal reorganisation) or such other disposal of shares in the Company as the holders of greater than 50% of the Ordinary Share Capital may in their discretion specify

“UK Listing Authority”	means the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000

“Vested”	shall describe an Option which has become capable of exercise due to the completion of a time period or other condition specified in this Share Option Contract

“Vesting Start Date”	means

1.2                               For the purposes of this Share Option Contract:

1.2.1                     references to Ordinary Shares in respect of which an Option subsists at any time are to be read and construed as references to the Ordinary Shares over which the Option is then held and in respect of which it has not previously been exercised and has not lapsed and ceased to be exercisable;

1.2.2                     any reference to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted;

1.2.3                     words denoting the masculine gender shall include the feminine;

1.2.4                     words denoting the singular shall include the plural and vice versa;

1.2.5                     references to clauses and appendices are to the clauses and appendices of this Share Option Contract and no account should be taken of the clause headings which have been inserted for ease of reference only; and

1.2.6                     persons shall be taken to be connected with one another if they are so connected as mentioned in Section 993 of the Income Tax Act 2007.

1.3                               If any question, dispute or disagreement arises as to the interpretation of this Share Option Contract, the decision of the Remuneration Committee shall (except as regards any matter required to be determined by the Accountants hereunder) be final and binding upon all persons. In any case, in this Share Option Contract, where the Remuneration Committee has a direction, its exercise of that discretion shall be final and binding upon all persons.

1.4                               In any matter in which they are required to act hereunder, the Accountants shall be deemed to be acting as experts and not as arbitrators and the Arbitration Act of 1996 shall not apply hereto.

2.                                      GRANT OF OPTION

2.1                               The Company HEREBY GRANTS on the Date of Grant to the Option Holder the right, exercisable only subject to, and in accordance with the following terms and conditions of this Share Option Contract, to acquire a maximum of                      Ordinary Shares at a price of                         per Ordinary Share.

2.2                               Details of all restrictions attaching to the Ordinary Shares which may be acquired upon the exercise of this Option are set out in the Articles.

2.3                               Nothing in this Share Option Contract shall be taken to impose any restriction or limitation upon the exercise by the members of the Company of their rights to make any alteration to the Articles or the share capital of the Company.

3.                                      RELATIONSHIP WITH CONTRACT OF EMPLOYMENT

3.1                               The grant of this Option will not form part of the Option Holder’s entitlement to remuneration or benefits pursuant to the Option Holder’s contract of employment.

3.2                               The rights and obligations of the Option Holder and the Company or any member of the Group under the terms of the Option Holder’s contract of employment with the Company or any past or present Subsidiary shall not be affected by the grant of this Option.

3.3                               The Option Holder shall not be entitled to any compensation or damages for any loss or potential loss which the Option Holder may suffer by reason of being unable to exercise this Option in consequence of the loss or termination of the Option Holder’s office or employment with the Company or any past or present Subsidiary for any reason whatsoever.

4.                                      EXERCISE OF THIS OPTION — GENERAL RULES

4.1                               An Option may only be exercised to the extent it is Vested.

4.2                               During the Option Holder’s lifetime, only the Option Holder may exercise an Option.

4.3                               An Option shall be treated as Vested and capable of exercise (subject to Clauses 5, 6, 7 and 8):

4.3.1                     as to        on the first anniversary of the Vesting Start Date;

4.3.2                     as to        equal monthly installments, the first installment of which shall be treated as Vested at the expiry of one month after the first anniversary of the Vesting Start Date and the last installment of which shall be treated as Vested on the fourth anniversary of the Vesting Start Date; and

4.3.3                     as to the remaining         on the earlier of (i) the                   anniversary of the Vesting Start Date; and (ii) the date on which the Directors determine, in their discretion, that the Company has received income of             in respect of the Company’s collaborations with                    ,                                  and any future collaboration partners and/or any arrangements related to such collaborations and/or in grants or other non-repayable charitable funding.

5.                                      TRADE SALE

Exercise prior to a Trade Sale

5.1                               The Directors may notify the Option Holder prior to a date upon which, in the reasonable opinion of the Directors, a Trade Sale is likely to occur, of that fact and that (subject to the Remuneration committee determining otherwise) all outstanding Options will lapse unless exercised (to the extent vested), conditional upon the fulfillment or satisfactory waiver of any conditions of such Trade Sale, immediately prior to such Trade Sale taking place (“Prior Notice”). If an Option Holder elects to exercise Options following the receipt of a Prior Notice, the exercise will be conditioned upon, and will occur immediately prior to, the Trade Sale.

5.2                               The provisions of Clause 5.1 shall not apply to the extent that an Exchange of Options occurs in the sole discretion of the Remuneration Committee.

5.3                               The service of a notice exercise in accordance with Clause 5.1, or the service of a notice of exercise after completion of a Trade Sale if such exercise is permitted, shall irrevocably constitute the Company as the Option Holder’s agent for the sale of all the Option Shares acquired by the Option Holder as a result of the exercise of an Option in connection with or after completion of the Trade Sale on terms which (subject to this Clause 5) are no less favorable than the terms on which Ordinary Shares are acquired by the purchaser form the other shareholders of the Company.

5.4                               The Agent shall have irrevocable and unconditional authority to sign, complete, execute and deliver in the name of and on behalf of the Option Holder (and/or to appoint any person nominated by it to do so) any agreement, stock transfer form and any other documents necessary to transfer such Option Shares to the purchaser (and to give normal warranties, representations and covenants that such Shares are sold with full title guarantee, are free from any encumbrance of any nature and as to the authority of the Option holder and its agent to sell such Shares) against payment of the purchase money and/or delivery of any other consideration to the Agent.

5.5                               The Option Holder agrees that the Agent shall be entitled to retain out of the purchase money an amount to the value of the aggregate Exercise Price if not already paid by the Option Holder (to be held to the order of the Company) and the amount of any Option Tax Liability which is the subject of the indemnity in Clause 10 (to be held to the order of the Company or any company which is the Option Holder’s Employer) and the Agent may retain possession of any other purchase consideration until these amounts have been settled in full.

5.6                               The Agent may receive the purchase money and any other purchase consideration on behalf of the option Holder and give a valid discharge to the purchaser for it. The Agent will pay the purchase money received by it in respect of the sale of the Option Holder’s Shares to the Option Holder less any amounts referred to under Clause 5.5 and shall deliver to the Option Holder any other purchase consideration as soon as reasonably practicable following receipt of cleared funds for those amounts.

5.7                               If a general offer is made to acquire the whole or any part of the issued ordinary share capital of the Company which, on it becoming or being declared unconditional and the purchaser completing the acquisition, would constitute a Trade Sale, then the provisions of Clauses 5.1 to 5.6 inclusive shall apply thereto (mutatis mutandis) and a Trade Sale shall be treated as taking place when the offer becomes or is declared unconditional.

5.8                               In addition and notwithstanding anything contained herein to the contrary, in the event of a Trade Sale, the Company shall have the discretion, but not the obligation, to cancel and terminate the Option upon the closing of the Trade Sale in exchange for a payment that is equal to the product of (i) the excess of (A) the amount payable in such Trade Sale with respect to one Ordinary Share over (B) the Exercise Price, multiplied by (ii) the number of Ordinary Shares underlying the Option as of the closing of the Trade Sale. In the event that the amount in clause (B) equals or exceeds the amount in clause (A), the then outstanding portion of the Option shall be automatically cancelled upon the closing of the Trade Sale with no consideration due. The amount due in connection with the cancellation of Options pursuant to this Clause 5.8 shall be (i) paid in cash, the property received in respect of Ordinary Shares in the Trade Sale or any combination of the foregoing, as determined by the Remuneration Committee and (ii) payable according to the same schedule as such consideration is payable to holders of Ordinary Shares in the Trade Sale but not payable after the fifth anniversary of the closing of the Trade Sale unless otherwise permitted by Section 409A of the Code.

6.                                      ADMISSION

6.1                               In the event of Admission, the Option may be exercised only to the extent Vested (unless the Remuneration Committee determines otherwise) and only within such one or more periods after Admission as the Directors may determine and notify to the Option Holder PROVIDED THAT:

6.1.1                     no such period shall be less than seven days long; and

6.1.2                     if no period is notified by the Directors prior to Admission, the Option may be exercised from the date falling sixty days after Admission and may be exercised until the end of the date falling ninety days after Admission.

6.2                               Subject to Clause 6.3, upon or following an Admission, the Company shall have the right not to issue and allot Ordinary Shares to the Option Holder unless the Option Holder has first agreed with the Company not to sell or otherwise dispose of Ordinary Shares acquired upon exercise of the Option within such period or periods (not extending beyond the first anniversary of the date of Admission) as the Company may specify.

6.3                               Except as may otherwise be prohibited by the applicable securities laws and regulations of any jurisdiction or the rules of any applicable securities exchange, no agreement mentioned in Clause 6.2 shall prevent the Option Holder from immediately disposing of such number of the Ordinary Shares acquired as is sufficient to enable the Option Holder (after deduction of costs of sale) to recover the cost of the aggregate Exercise Price paid and any Option Tax Liability resulting from the Option exercise.

7.                                      LEAVING EMPLOYMENT

7.1                               Unless the Remuneration Committee determines otherwise, and subject to the following sentence, if the Option Holder gives or receives notice of termination of employment (in each case, whether lawfully or unlawfully) or ceases to hold employment within the Group then any part of the Option held by the Option Holder which is not Vested will lapse on the earlier of the date when notice is given and the date when employment ceases. If the Option Holder ceases to hold employment within the Group in circumstances where the Option Holder becomes a Bad Leaver, the whole of an Option held by the Option Holder, whether Vested or not, will lapse on the date when the employment ceases, unless the Remuneration Committee determines otherwise.

7.2                               For the purposes of this Clause 7, the Option Holder shall not be treated as having ceased to hold employment within the Group unless and until the Option Holder no longer holds any office or employment with any member of the Group.

8.                                      LAPSE OF THE OPTION

The Option shall immediately lapse and cease to be exercisable on the earliest of the following events:-

8.1                               at the end of the day before the tenth anniversary of the Date of Grant;

8.2                               if it is transferred or assigned, mortgaged, charged or otherwise disposed of by the Option Holder, except as otherwise expressly permitted by Clause 9.4 or the Remuneration Committee;

8.3                               if the Option Holder is adjudged bankrupt or an interim order is made because the Option Holder intends to propose a voluntary arrangement to creditors under the Insolvency Act 1986 or Title 11 of the U.S. Code;

8.4                               if the Option Holder makes or proposes a voluntary arrangement under the Insolvency Act 1986 or Title 11 of the U.S. Code, or any other scheme or arrangement in relation to outstanding debts, with creditors or any section of them;

8.5                               if the Option Holder is otherwise deprived of the legal or beneficial ownership of the Option by operation of law or doing or omitting to do anything which causes the Option Holder to be so deprived;

8.6                               where the Directors have given to the Option Holder notice of a likely Trade Sale under Clause 5.1, to the extent that it is not exercised by completion of that Trade Sale;

8.7                               where the Directors have not given to the Option Holder notice of a likely Trade Sale under Clause 5.1, to the extent it is not exercised within such period after completion of a Trade Sale (of no less than fourteen days) as they may specify;

8.8                               the expiry of twelve months following the earlier of the Option Holder giving or being given notice of termination of employment or ceasing to hold employment under Clause 7.1 (but so that during such period no unvested part of the Option shall become Vested);

8.9                               a court ordered liquidation of the Company; and

8.10                        twenty eight days following an Assets Sale.

9.                                      MANNER OF EXERCISE OF OPTION

9.1                               This Option shall be exercised only by the Option Holder (or the relevant Personal Representatives) by serving a written notice upon the Company which:-

9.1.1                     specifies the number of Ordinary Shares in respect of which the Option is exercised; and

9.1.2                     is accompanied by payment of an amount equal to the product of the number of Ordinary Shares specified in the notice and the Exercise Price;

and is otherwise in the form set out in the Schedule to this Share Option Contract or such other form as the Company may notify in writing to the Option holder.

9.2                               Subject to Clause 10, within 30 days beginning with the date on which the Company receives a notice of exercise which complies with Clause 9.1, the Company shall transfer to the Option Holder such number of Ordinary Shares as is specified in the notice.

9.3                               Subject to Clause 10, as soon as reasonably practicable after issuing or procuring the transfer of any Ordinary Shares pursuant to Clause 9.2, the Company shall:

9.3.1                     procure the issue to the Option Holder of a definitive share certificate or such acknowledgement of shareholding as is prescribed from time to time in respect of the Ordinary Shares so allotted; and

9.3.2                     where Ordinary Shares are to be allotted and permission has been given for Ordinary Shares of the same class to be traded or dealt in on the London Stock Exchange or AIM, use its best endeavors to procure that the Ordinary Shares so allotted may be so traded or dealt in.

9.4                               The Company may, if the Option Holder so requests, transfer some or all of such Ordinary Shares to a nominee of the Option Holder provided that beneficial ownership of such Ordinary Shares shall be vested in the Option Holder.

9.5                               The transfer of any Ordinary Shares pursuant to the exercise of an Option shall be subject to the Articles of the Company and to any necessary consents of any governmental or other authorities under any enactments or regulations from time to time in force and it shall be the responsibility of the Option Holder to comply with any requirements to be fulfilled in order to obtain or obviate the necessity of such consent.

9.6                               All Ordinary Shares transferred pursuant to the exercise of an Option shall be held subject to the provisions of the Articles and shall rank equally in all respects with the Ordinary Shares for the time being in issue save as regards any rights attaching to such Ordinary Shares by reference to a record date prior to the date of allotment or transfer.

9.7                               Notwithstanding any other provision of this Share Option Contract, Options shall not be exercised if the issuance of Ordinary Shares upon such exercise would constitute a violation of any applicable securities laws, other laws or regulations of any jurisdiction, or the rules of any applicable securities exchange. As a further condition to the exercise of any Option, and in addition to any other requirements set forth in this Share Option Contract, the Company may require the Option Holder to make any other representations or warranties, or enter into any other agreements, as requested by the Company.

10.                               OPTION HOLDER’S TAX INDEMNITY

10.1                        Except as provided in the immediately following sentence, upon the exercise of the Option (or any portion thereof), the Option Holder shall pay to the Company or a Subsidiary in cash (or otherwise make arrangements satisfactory to the Remuneration Committee for the payment of) the amount of the Option Tax Liability required, in the Company’s sole judgment, to be collected or withheld with respect to the Option. In the sole discretion of the Remuneration Committee, the Option Holder’s Option Tax Liability may be paid by (i) the Company or a Subsidiary withholding from any payroll or other amounts otherwise due to the Option Holder the amount of the Option Tax Liability due in connection with the exercise of the Option or (ii) the surrender of that whole number of Ordinary Shares having a fair market value (valued on the date of exercise) as is equal to, but does not exceed, the minimum statutory amounts of withholding taxes required to be collected or withheld by the Company or any Subsidiary with respect to the exercise of the Option.

10.2                        The Options granted hereunder are intended to be exempt from Section 409A of the Code and this Share Option Contract shall be Interpreted consistent with such intent. None of the Company, any Group Member or any other affiliate of the Company shall have any liability with respect to taxes, interest or other penalties imposed by Section 409A of the Code but no guarantee is given that the Options are so exempt.

11.                               VARIATION OF SHARE CAPITAL

11.1                        If the Ordinary Share Capital is varied by way of capitalisation or rights issue, subdivision, consolidation or reduction or there is declared an extraordinary dividend or there occurs any other event which might affect the value of the Option, the Remuneration Committee shall adjust:-

11.1.1              the number of Option Shares; and/or

11.1.2              the Exercise Price; and/or

11.1.3              if the Option has been exercised in respect of any Ordinary Shares but those Ordinary Shares have not yet been allotted or transferred, the number of Ordinary Shares which may be so allotted or transferred and the Exercise Price so as to ensure that the value of the Option is not increased or decreased solely in consequence of such variation or other event PROVIDED THAT:

(a)         unless required by Section 409A of the Code, no such adjustment need be made if the variation or other event has, in the opinion of the Remuneration Committee, no significant effect on the value of the Option;

(b)         except insofar as the Remuneration Committee (on behalf of the Company) agree to capitalise the Company’s reserves and apply the same at the time of allotment of the Ordinary Shares in paying up the difference between the Exercise Price and the nominal value of the Ordinary Shares, the Exercise Price in relation to any right to subscribe for Ordinary Shares shall not be reduced below the nominal value of an Ordinary Share;

(c)          the number of Option Shares as so adjusted is rounded down to the nearest whole number and the Exercise Price is rounded up to the nearest whole penny; and

(d)         an adjustment pursuant to this Clause 11.1 shall only be made if permitted by, and only so as to comply with, Section 409A of the Code.

11.2                        The Remuneration Committee shall notify the Option Holder of any adjustment made pursuant to this Clause 11.

12.                               AMENDMENT OF THIS SHARE OPTION CONTRACT

The Company and the Option Holder may at any time, and by the execution of a deed, alter or add to any of the provisions of this Share Option Contract in any respect. Notwithstanding the foregoing or any contrary provision of this Share Option Contract, (i) the period in which the

Options may be exercised shall not be extended beyond the date specified in Clause 8.1 and (ii) the Exercise Price shall not be reduced unless such reduction complies with Section 409A of the Code.

13.                               SERVICE OF DOCUMENTS

13.1                        Except as otherwise provided in this Share Option Contract, any notice or document to be given by, or on behalf of, the Company to the Option Holder or the relevant Personal Representatives in accordance or in connection with it shall be duly given:

13.1.1              by sending it through the post in a pre-paid envelope to the address last known to the Company to be the Option Holder’s address and, if so sent, it shall be deemed to have been duly given on the date of posting; or

13.1.2              if the Option Holder holds office or employment with any member of the Group, by delivering it to the Option Holder at his place of work or by sending to the Option Holder a facsimile transmission or Electronic Communication and if so sent it shall be deemed to have been duly given at the time of transmission SAVE THAT a notice or document shall not be duly given by Electronic Communication unless that person is known by the Option Holder’s Employer to have personal access during their normal business hours to information sent to the Option Holder by Electronic Communication.

13.2                        Any notice or document so sent to the Option Holder shall be deemed to have been duly given notwithstanding that the Option Holder is then deceased (and whether or not the Company has notice of his death) except where the relevant Personal Representatives have supplied to the Company an address to which documents are to be sent.

13.3                        Any notice in writing or document to be submitted or given by the Option Holder to the Company in accordance or in connection with this Share Option Contract may be delivered, sent by post, facsimile transmission or Electronic Communication but shall not in any event be duly given unless:

13.3.1              it is actually received (or, in the case of an Electronic Communication, opened) by the secretary of the Company or such other individual as may from time to lime be nominated by the Company and whose name and address has been notified to the Option Holder; or

13.3.2              if given by Electronic Communication, it includes a digitally encrypted signature of the Option Holder.

13.4                        For the purposes of this Share Option Contract, an Electronic Communication shall be treated as not having been duly made or received if it contains, or is accompanied by a warning or caution that it could contain or be subject to, a virus or other computer program which could alter, damage or interfere with any computer software or Electronic Communication.

14.                               GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS

This Share Option Contract shall be governed by, and construed in accordance with, English law and each party irrevocably agrees that the Courts of England shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning this Share Option Contract and any matter arising therefrom.

EXECUTED AS A DEED by the parties on the date which first appears in this Share Option Contract

Executed as a deed by
Bicycle Therapeutics Limited
Acting by Kevin Lee
CEO and Director

In the presence of:

Signature of witness

Name of witness

Address of witness

Occupation of witness

Executed as a deed by

In the presence of:

Signature of witness

Name of witness

Address of witness

Occupation of witness

SCHEDULE

NOTICE OF EXERCISE OF EXERCISE OF SHARE OPTION

TO:                         BICYCLE THERAPEUTICS LIMITED

Company Secretary Building 900

Babraham Research Campus

Babraham

Cambridge

CB22 3AT

I, the Option Holder, give notice under Clause 9.1 of the Share Option Contract between myself and the Company, dated [•] (the “Contract”), to exercise the Option granted in respect of [•] Ordinary Shares (the “Exercised Shares”), and I enclose a cheque for the Exercise Price of £[•].

Capitalised terms used in this Notice of Exercise but not otherwise defined herein shall have the meanings given to them in the Contract.

Wording which may be included if exercise is effected under Clause 5 of the Contract:

[I have been notified under Clause 5 of the Contract that the Directors believe a Trade Sale is likely to occur (the “Relevant Trade Sale”). I agree and undertake as follows:

1.         I agree that such exercise is conditional on each of the following taking place:

1.1                               my signing each of the documents referred to in, and doing each of the things which I undertake to do under, Clause 2 below.

1.2                               any conditions of the Relevant Trade Sale being fulfilled or waived satisfactorily

2.         I undertake to the Company as follows:

2.1                               If requested by Company, to sign prior to completion of the Relevant Trade Sale a power of attorney appointing any director of the Company to sign such documents on my behalf and agree to such things as may reasonably be necessary to complete the sale of my Option Shares under the Relevant Trade Sale;

2.2                               To waive any right of pre-emption, class rights or restrictions on transfer in the event of a change of control of the Company.

3.         I authorise the Company to receive as my agent the proceeds of sale of my Option Shares (“Sale Proceeds”), to deduct from the Sale Proceeds (in accordance with my obligation to indemnify the Company or other company which is my employer for such amounts) such sum (if any) as is required to enable the Company or any other company which is my employer to pay the aggregate Exercise Price (to the extent not already paid by me) and any Option Tax Liability arising as a result of the exercise of my options and to pay or transfer to me the balance of the Sale Proceeds after those deductions.]

Wording which may be included if exercise is effected after completion of a Trade Sale:

[I have been notified that a Trade Sale has been completed on [date] (the “Relevant Trade Sale”). I agree and undertake as follows:

1.         I agree that such exercise is conditional on me signing each of the documents referred to in, and doing each of the things which I undertake to do under, Clause 2 below.

2.              I undertake to the Company as follows:

2.1                               if requested by the Company, to sign a power of attorney appointing any director of the Company to sign such documents on my behalf and agree such things as may reasonably be necessary to complete the sale of my Option Shares to the purchaser under the Relevant Trade Sale;

2.2                               To waive any right of pre-emption, class rights or restrictions on transfer in the event of a change of control of the Company.

3.              I authorise the Company to receive as my agent the proceeds of sale of my Option Shares (“Sale Proceeds”) and to deduct from the Sale Proceeds, (in accordance with my obligation to indemnify the Company or other company which is my employer for such amounts) such sum (if any) as is required to enable the Company or any other company which is my employer to pay the aggregate Exercise Price (to the extent not already paid by me) and any Option Tax Liability arising as a result of the exercise of my options and to pay or transfer to me the balance of the Sale Proceeds after those deductions.]

Signed:

Print name:

Date: